EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-70965 on Form S-8, No. 333-58160 on Form S-8, and No. 333-56734 on Form S-8 of LNR Property Corporation of our report dated January 15, 2003, except for Note 19 as to which the date is September 10, 2003 (which report expresses an unqualified opinion but included an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets), on the consolidated financial statements of LNR Property Corporation and subsidiaries appearing in this Current Report on Form 8-K of LNR Property Corporation dated September 15, 2003.

/s/ Deloitte & Touche LLP

Miami, Florida

September 15, 2003